Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222627

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated March 2, 2018)

VITALITY BIOPHARMA, INC.

2,400,000 Shares of Common Stock

This prospectus supplement no. 3 supplements the prospectus dated March 2, 2018, relating to the resale by the selling stockholders identified in the prospectus of up to 2,400,000 shares of common stock, par value $0.001 per share, including 466,667 shares of common stock underlying warrants to purchase our common stock issued to certain of the selling stockholders in connection with a private placement of common stock and warrants completed on December 15, 2017 and 333,334 shares of common stock underlying warrants to purchase our common stock issued to certain of the selling stockholders in connection with a private placement of common stock and warrants completed on July 28, 2017.

This prospectus supplement incorporates into our prospectus the information contained in our attached Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 13, 2018.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 9 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

[X]	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2018

[ ]	TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____ to _____

Commission File Number: 000-53832

VITALITY BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	75-3268988
(State or other jurisdiction of incorporation or organization )	(I.R.S. Employer Identification No.)

1901 Avenue of the Stars, 2nd Floor
Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

(530) 231-7800

Registrant’s telephone number, including area code

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes [X] No [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [  ] No [X]

As of November 12, 2018, there were 36,350,148 shares of the registrant’s common stock outstanding.

VITALITY BIOPHARMA, INC.

Quarterly Report on Form 10-Q

For the Quarterly Period Ended

September 30, 2018

2

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements (unaudited)

VITALITY BIOPHARMA, INC.

CONDENSED FINANCIAL STATEMENTS

THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(Unaudited)

CONDENSED UNAUDITED BALANCE SHEETS	4

CONDENSED UNAUDITED STATEMENTS OF OPERATIONS	5

CONDENSED UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)	6

CONDENSED UNAUDITED STATEMENTS OF CASH FLOWS	7

NOTES TO THE CONDENSED UNAUDITED FINANCIAL STATEMENTS	8

3

VITALITY BIOPHARMA, INC.

CONDENSED BALANCE SHEETS

	September 30, 2018	March 31, 2018
	(unaudited)
Assets

Current Assets
Cash	$336,680	$656,290
Accounts receivable, net	20,065	13,843
Prepaid expense, related party	-	2,600
Prepaid expenses	8,058	3,058

Total Assets	$364,803	$675,791

Liabilities and Stockholders’ Equity (Deficiency)

Current Liabilities
Accounts payable and accrued liabilities	$314,673	$200,475
Accounts payable – related party	7,800	-
Advance from unrelated party	250,000	-
Derivative liability	215,391	153,042

Total liabilities	787,864	353,517

Commitments and contingencies

Stockholders’ Equity (Deficiency)
Common stock, par value $0.001 per share; 1,000,000,000 shares authorized; 24,683,481 and 24,275,147 shares issued and outstanding, respectively	24,483	24,075
Additional paid-in-capital	23,953,408	22,343,135
Accumulated deficit	(24,400,952)	(22,044,936)
Total stockholders’ equity (deficiency)	(423,061)	322,274
Total liabilities and stockholders’ equity (deficiency)	$364,803	$675,791

The accompanying notes are an integral part of these condensed financial statements.

4

VITALITY BIOPHARMA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017

Revenue	$36,505	$30,976	$62,833	$58,019
Cost of goods sold	14,709	17,480	40,457	37,966
Gross profit	21,796	13,496	22,376	20,053

Operating expenses:
General and administrative	684,273	601,882	1,207,457	1,275,671
Rent – related party	7,800	7,800	15,600	15,300
Research and development	505,564	420,587	1,092,986	827,596
Total operating expenses	1,197,637	1,030,269	2,316,043	2,118,567

Loss from operations	(1,175,841)	(1,016,773)	(2,293,667)	(2,098,514)

Other income (expense)
Change in fair value of derivative liability	(44,956)	118,253	(62,349)	93,641
Total other expenses, net	(44,956)	118,253	(62,349)	93,641

Net loss	$(1,220,797)	$(898,520)	$(2,356,016)	$(2,004,873)

Net loss per common share
Basic and Diluted	$(0.05)	$(0.04)	$(0.10)	$(0.09)
Weighted average number of common shares outstanding
Basic and Diluted	24,328,136	22,760,660	24,301,786	22,509,356

The accompanying notes are an integral part of these condensed financial statements.

5

VITALITY BIOPHARMA, INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

SIX MONTHS ENDED SEPTEMBER 30, 2018

(Unaudited)

			Additional
	Common Stock		Paid-in-	Accumulated
Description	Shares	Amount	Capital	Deficit	Total

Balance- March 31, 2018	24,275,147	$24,075	$22,343,135	$(22,044,936)	$322,274
Issuance of common stock and warrants	333,334	333	499,667	-	500,000
Fair value of vested restricted common stock			213,761	—	213,761
Fair value of vested stock options	—	—	783,670	—	783,670
Fair value of common stock issued for services	75,000	75	113,175	—	113,250
Net loss	—	—	—	(2,356,016)	(2,356,016)

Balance- September 30, 2018 (unaudited)	24,683,481	$24,483	$23,953,408	$(24,400,952)	$(423,061)

The accompanying notes are an integral part of these condensed financial statements.

6

VITALITY BIOPHARMA, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended September 30,
	2018	2017

Operating activities
Net loss	$(2,356,016)	$(2,004,873)
Adjustments to reconcile net loss to net cash used in operating activities
Fair value of vested stock options	783,670	423,930
Fair value of vested restricted common stock	213,761	205,167
Fair value of common stock issued for services	113,250	263,676
Change in fair value of derivative liability	62,349	(93,641)
Changes in operating assets and liabilities:
Accounts receivable	(6,222)	(1,038)
Prepaid expense – related party	2,600	-
Prepaid expense	(5,000)	—
Accounts payable and accrued liabilities	114,198	(93,601)
Accounts payable - related party	7,800	(31,900)
Net cash used in operating activities	(1,069,610)	(1,332,280)

Financing activities
Advance from unrelated party	250,000	—
Proceeds from sale of common stock and warrants	500,000	995,001
Net cash provided by financing activities	750,000	995,001

Net decrease in cash	(319,610)	(337,279)

Cash and cash equivalents - beginning of period	656,290	1,152,766
Cash and cash equivalent - end of period	$336,680	$815,487

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these condensed financial statements.

7

VITALITY BIOPHARMA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(Unaudited)

1. BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Vitality Biopharma, Inc. (the “Company”, “we”, “us” or “our”), was incorporated in the State of Nevada on June 29, 2007. The Company’s fiscal year end is March 31.

In 2015, the Company developed a new class of cannabinoids known as cannabosides, which were discovered through application of the Company’s proprietary enzymatic bioprocessing technologies originally developed for stevia sweeteners. In 2016, the Company received approvals from the U.S. Drug Enforcement Administration (the “DEA”) and the State of California to initiate studies and manufacturing scale-up at its research and development facilities in order to develop cannabosides.

Going Concern and Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, for the six months ended September 30, 2018, the Company incurred a net loss of $2,356,016 and used cash in operating activities of $1,069,610. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. In addition, the Company’s independent registered public accounting firm, in its report on the Company’s March 31, 2018 financial statements, has raised substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and/or raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. We estimate that as of the date of this report we have sufficient funds to operate the business into 2020. We may require additional financing to fund our planned future operations, including the continuation of our ongoing research and development efforts, licensing or acquiring new assets, and researching and developing any potential patents and any further intellectual property that we may acquire. Further, these estimates could differ if we encounter unanticipated difficulties, in which case our current funds may not be sufficient to operate our business for that period. In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

On October 19, 2018, the Company sold 5,666,666 shares of its common stock and warrants to purchase 5,666,666 shares of the Company’s common stock, resulting in net proceeds to the Company of approximately $8,350,000 after deducting fees and expenses of the offering. The common stock and warrants were sold in units, consisting of a share of common stock and a warrant to purchase a share of common stock, at a price of $1.50 per unit, with an exercise price for the warrants of $3.00 per share. Despite the amount of funds that we have raised, no assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company.

Basis of Presentation of Unaudited Condensed Financial Information

The unaudited condensed financial statements of the Company for the three and six months ended September 30, 2018 and 2017 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, applied on a consistent basis, and pursuant to the requirements for reporting on Form 10-Q and the requirements of Regulation S-K and Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete audited financial statements. However, the information included in these financial statements reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the Company’s financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year or any future annual or interim period. The balance sheet information as of March 31, 2018 was derived from the Company’s audited financial statements as of and for the year ended March 31, 2018 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on June 28, 2018. These financial statements should be read in conjunction with that report.

8

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant estimates and assumptions by management include, among others, reserves for accounts receivable, the fair value of equity instruments issued for services, and assumptions used in the valuation of derivative liabilities and the valuation allowance for deferred tax assets, and the accrual of potential liabilities.

Revenue Recognition

Effective April 1, 2018 the Company adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) which superseded previous revenue recognition guidance. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying the Company’s performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes and the implementation of ASC 606 did not have a material impact on the Company’s financial statements

Financial Assets and Liabilities Measured at Fair Value

The Company uses various inputs in determining the fair value of its investments and measures these assets on a recurring basis. Financial assets recorded at fair value in the balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value. Authoritative guidance provided by FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3	Unobservable inputs based on the Company’s assumptions.

The fair value of the derivative liabilities of $215,391 and $153,042 at September 30, 2018 and March 31, 2018, respectively, were valued using Level 2 inputs.

The carrying value of cash and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

9

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average Black-Scholes-Merton models to value the derivative instruments at inception and on subsequent valuation dates through the September 30, 2018, reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the FASB Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using a Black-Scholes-Merton option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company’s statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company periodically issues unvested (“restricted”) shares of its common stock to employees as equity incentives. The Company’s restricted stock vests upon the satisfaction of a recipient’s service condition, which is satisfied over a period of number of years. The restricted shares vest over certain period and remain subject to forfeiture if vesting conditions are not met. The Company values the shares based on the price per share of the Company’s shares at the date of grant and recognizes the value as compensation expense ratably over the vesting period.

Basic and Diluted Loss Per Share

Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. Diluted loss per share excludes all potential common shares if their effect is anti-dilutive. The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive:

	Three months ended
	September 30, 2018	September 30, 2017
Options	3,456,710	2,871,710
Warrants	1,301,670	705,755
Total	4,758,380	3,577,465

10

Research and Development

Research and development costs consist primarily of fees paid to consultants and outside service providers, patent fees and costs, and other expenses relating to the acquisition, design, development and testing of the Company’s treatments and product candidates. Research and development costs are expensed as incurred.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases. This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. In July 2018, the FASB issued ASU 2018-11, Targeted Improvements, which allows for a cumulative-effect adjustment in the period the new lease standard is adopted and will not require restatement of prior periods. The Company is in the process of evaluating the impact of ASU 2016-02 and ASU 2018-11 on the Company’s financial statements and disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815) - Accounting for Certain Financial Instruments with Down Round Features. ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The Company plans to adopt ASU 2017-11 on April 1, 2019. The adoption of ASU 2017-11 is not expected to have an impact on the Company’s financial statements and related disclosures because the conversion feature of the Company’s warrants have features other than down round provisions that require the current accounting treatment and classification.

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” The ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The ASU also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Revenue from Contracts with Customers (Topic 606). The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted. The Company is currently assessing the effect that the ASU will have on our financial position, results of operations, and disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

2. DERIVATIVE LIABILITY

In May 2015, the Company issued certain warrants which included an anti-dilution provision that allows for the automatic reset of the exercise price of the warrants upon future sale of the Company’s common stock, warrants, options, convertible debt or any other equity-linked securities at an issuance, exercise or conversion price below the current exercise price of the warrants. In addition, the Company determined that the warrants can be settled for cash at the holders’ option in a future fundamental transaction, as defined. As a result of the anti-dilution and fundamental transaction provisions, the Company determined that the conversion feature of the warrants should be separated from the host contract, be recognized as a derivative liability, and re-measured at each reporting period with the change in value reported in the statement of operations.

11

At March 31, 2018, the balance of the derivative liabilities was $153,042. During the six months ended September 30, 2018, the Company recorded an increase in derivative liability of $62,349. At September 30, 2018, the balance of the derivative liabilities was $215,391.

At September 30, 2018 and March 31, 2018, the derivative liabilities were valued using a probability weighted Black-Scholes-Merton pricing model with the following assumptions:

	September 30, 2018	March 31, 2018
Conversion feature:
Risk-free interest rate	2.73%	1.73-2.27%
Expected volatility	118%	121%
Expected life (in years)	2 years	.25 to 2.15 years
Expected dividend yield	—	—

Fair Value:
Conversion feature	$215,391	$153,042

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the warrants was determined by the expiration date of the warrants. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

3. ADVANCE FROM UNRELATED PARTY

In July 2018, we received an advance from an unrelated party for $250,000 related to a potential investment in the Company. Negotiations for the potential investment are currently ongoing. The advance is unsecured, non-interest bearing, and due on demand.

4. STOCKHOLDERS’ EQUITY (DEFICIENCY)

Issuance of Common Stock and Warrants

On August 29, 2018, the Company sold 333,334 shares of its common stock and warrants to purchase 166,667 shares of the Company’s common stock, resulting in net proceeds to the Company of approximately $500,000 after deducting fees and expenses of the offering. The common stock and warrants were sold in units, consisting of a share of common stock and a warrant to purchase a share of common stock, at a price of $1.50 per unit, with an exercise price for the warrants of $2.00 per share.

12

Common stock issued to employees with vesting terms

The Company has issued shares of common stock to employees and directors that vest over time. The fair value of these stock awards is based on the market price of the Company’s common stock on the dates granted, and are amortized over vesting terms ranging up to three years.

During the six months ended September 30, 2018, we recorded expense related to the fair value of stock awards that vested of $213,761. At September 30, 2018, the amount of unvested compensation related to these awards is approximately $140,000, and will be recorded as expense over 1 year.

Shares of restricted stock granted above are subject to forfeiture to the Company or other restrictions that will lapse in accordance with a vesting schedule determined by our Board. In the event a recipient’s employment or service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination under the terms of the restricted stock agreement are forfeited to the Company in accordance with such restricted grant agreement.

The following table summarizes restricted common stock activity:

Number of Shares
Non-vested shares, April 1, 2018	918,085
Granted	—
Vested	—
Forfeited	—
Non-vested shares, September 30, 2018	918,085

Common stock issued for services

During the six months ended September 30, 2018, the Company issued a total of 75,000 shares of common stock to one consultant as payment for services and recorded expenses of $113,250 based on the fair value of the Company’s common stock at the issuance date.

5. STOCK OPTIONS

A summary of the Company’s stock option activity during the three months ended September 30, 2018 is as follows:

	Shares	Weighted Average Exercise Price
Balance outstanding at March 31, 2018	3,316,710	$1.40
Granted	200,000	1.87
Exercised	—
Expired	(60,000)	2.00
Cancelled	—
Balance outstanding at September 30, 2018	3,456,710	$1.46
Balance exercisable at September 30, 2018	2,775,960	$1.15

13

A summary of the Company’s stock options outstanding and exercisable as of September 30, 2018 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant- date Stock Price
Options Outstanding, September 30, 2018	1,664,542	$0.50	$0.50
	128,000	$0.96	$0.96
	130,000	$1.00	$10.00
	677,500	$ 1.50-1.81	$1.50
	687,500	$ 2.00 – 2.79	$ 2.00 – 2.79
	123,334	$ 3.10 – 3.80	$ 3.10 – 3.80
	45,834	$ 4.00 – 4.70	$ 4.00 – 4.70
	3,456,710
Options Exercisable, September 30, 2018	1,664,542	$0.50	$0.50
	127,250	$0.96	$0.96
	130,000	$1.00	$10.00
	172,500	$1.50-1.81	$1.50-1.81
	512,500	$2.00 – 2.79	$2.00 – 2.79
	123,334	$3.10 – 3.80	$3.10 – 3.80
	45,834	$4.00 – 4.70	$4.00 – 4.70
	2,775,960

During the six months ended September 30, 2018, we expensed total stock-based compensation related to stock options of $783,670, and the remaining unamortized cost of the outstanding stock-based awards at September 30, 2018 was approximately $869,000. The remaining unamortized cost will be amortized on a straight line basis over a weighted average remaining vesting period of one year. At September 30, 2018, the 3,456,710 outstanding stock options had an intrinsic value of approximately $3,260,000.

6. WARRANTS

At September 30, 2018, warrants to purchase common shares were outstanding as follows:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2018	1,164,422	$2.19
Granted	166,667	2.00
Exercised	—	—
Expired	(29,419)	$4.25
Balance outstanding and exercisable at September 30, 2018	1,301,670	$2.15

At September 30, 2018, the 1,301,670 outstanding warrants had an intrinsic value or approximately $63,000.

7. RELATED PARTY OBLIGATIONS

On April 23, 2012, the Company entered into a lease agreement with One World Ranches, which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Company’s Board of Directors, and his wife, to rent the space being used as the Company’s principal office and laboratory facility. The original term of the lease was from May 1, 2012 to May 1, 2017. In May 2017, the Company extended the lease through May 1, 2020. Our rent payments thereunder were $2,300 per month until May 1, 2017 and increased to $2,600 per month on May 1, 2017. Aggregate payments under the lease for the six months ended September 30, 2018 and 2017 were $7,800 and $15,300, respectively.

8. SUBSEQUENT EVENTS

On October 19, 2018, the Company sold 5,666,666 shares of its common stock and warrants to purchase 5,666,666 shares of the Company’s common stock, resulting in net proceeds to the Company of approximately $8,350,000 after deducting fees and expenses of the offering. The common stock and warrants were sold in units, consisting of a share of common stock and a warrant to purchase a share of common stock, at a price of $1.50 per unit, with an exercise price for the warrants of $3.00 per share.

On October 19, 2018, the Company also entered into a share exchange agreement with the shareholders of Summit Healthtech, Inc. (“Summit”), a company formed by a team of physicians and psychologists to develop innovative healthcare treatments and specialty healthcare centers focused on the use of cannabinoid therapies as an alternative to opioid painkillers. The Company agreed to issue 6,000,000 shares of the Company’s common stock, in exchange for all of the outstanding common stock of Summit. Following the closing of the exchange on October 22, 2018, the Company owned 100% of the capital stock of Summit and it was renamed Vitality Healthtech, Inc. Vitality Healthtech, Inc. will be operated as a wholly-owned subsidiary of the Company.

On November 6, 2018, the U.S. Securities and Exchange Commission (the “SEC”) announced the temporary suspension of trading in the Company’s common stock. The suspension terminates on November 20, 2018. The Company is cooperating with the SEC.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used in this discussion and analysis and elsewhere in this Quarterly Report, the “Company”, “we”, “us” or “our” refer to Vitality Biopharma, Inc., a Nevada corporation.

Cautionary Statement

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Unaudited Condensed Financial Statements and the related notes thereto contained in Part I, Item 1 of this Quarterly Report. The information contained in this Quarterly Report on Form 10-Q is not a complete description of our business or the risks associated with an investment in our common stock. We urge you to carefully review and consider the various disclosures made by us in this Quarterly Report and in our other reports filed with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 filed on June 28, 2018, and the related audited financial statements and notes included therein.

Certain statements made in this Quarterly Report on Form 10-Q constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. These risks and uncertainties include: general economic and financial market conditions; our ability to obtain additional financing as necessary; our ability to continue operating as a going concern; any adverse occurrence with respect to our business or; results of our research and development activities that are less positive than we expect ; our ability to bring our intended products to market; market demand for our intended products; shifts in industry capacity; product development or other initiatives by our competitors; fluctuations in the availability of raw materials and costs associated with growing raw materials for our intended products; poor growing conditions for the stevia plant; other factors beyond our control; and the other risks described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on June 28, 2018.

Although we believe that the expectations and assumptions reflected in the forward-looking statements we make are reasonable, we cannot guarantee future results, levels of activity or performance. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed by any forward-looking statements. As a result, readers should not place undue reliance on any of the forward-looking statements we make in this report. Forward-looking statements speak only as of the date on which they are made. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Company Overview

Vitality Biopharma, Inc. is unlocking the power of cannabinoids for the treatment of serious neurological and inflammatory disorders

We hold exclusive worldwide intellectual property and commercialization rights to a new class of cannabinoid pharmaceutical candidates known as cannabosides. This class of compounds includes VBX-100, a prodrug of tetrahydrocannabinol (THC), which enables targeted delivery of THC to the gastrointestinal tract without any resulting drug psychoactivity or intoxication.

Cannabosides are cannabinoid glycoside “prodrugs,” which means that they are medications or compounds that, after administration, are converted within the body into a pharmacologically active drug. Because there often already exists independent verification of the active drug’s safety and efficacy, as is the case with THC, which has been FDA-approved as a pharmaceutical since 1985, prodrugs may receive regulatory and marketing approvals more quickly than others. At the same time, a prodrug can have many commercial advantages, including that they can be proprietary and patentable compositions of matter, unlike cannabinoids themselves, or older pharmaceutical formulations where patent protection has already expired.

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Our most advanced drug candidate, VBX-100, is a prodrug of THC, which was first approved as a pharmaceutical by the FDA in 1985 under the brand name MARINOLTM and that is known by the generic drug name of dronabinol. VBX-100 enables targeting or restriction of THC to the gastrointestinal tract, thereby eliminating or avoiding the psychoactive or intoxicating effects that occur when THC enters the bloodstream and brain. VBX-100 may enable more widespread use of THC for treatment of gastrointestinal conditions as well as its use in many patient populations for whom treatment today with THC is not generally recommended, including children, patients who are pregnant or breastfeeding, and patients with a history or high risk of mental illness.

VBX-100 is being developed for treatment of inflammatory bowel disease (IBD), C. difficile-associated diarrhea and colitis (CDAC), irritable bowel syndrome (IBS), and narcotic bowel syndrome (NBS), a severe form of opiate-induced abdominal pain.

For IBD, which includes Crohn’s disease and ulcerative colitis, there have been independently-conducted preclinical and clinical studies that have demonstrated the benefit of cannabinoids. Independently-run retrospective clinical studies have found that in 56 patients who used cannabinoids with IBD that 83.9% of patients reported improvement in abdominal pain, and 76.8% of patients reported improvement in abdominal cramping. In addition, in a prospective trial that was independently-managed and placebo-controlled, it was found that 45% of Crohn’s disease patients achieved remission after 8 weeks of treatment. Patients reported improvements in sleep and appetite with no significant side effects and some patients were able to eliminate use of corticosteroids and opiate pain medications. Patients experienced benefits with cannabis treatment despite being non-responders to conventional therapies, such as corticosteroids, immunomodulators, and TNF-alpha inhibitors. VBX-100 may enable treatment of drug-resistant forms of IBD without any psychoactivity and also without the adverse effects of alternative IBD therapies, many of which today suppress the immune system throughout the body and can increase the risk of infections or cancer.

A key part of our strategy will be to take advantage of a more efficient Food & Drug Administration (FDA) review and approval process that is available for prodrugs, which reduces the need for large and expensive clinical trials. Expedited regulatory processes may be available for our cannabosides because in the U.S. and internationally there have already been many independent preclinical and clinical studies completed using THC, and so existing clinical data may be submitted to drug regulatory agencies as supporting evidence of our compounds’ safety.

We aim to develop and approve our pharmaceutical candidates using a low-risk regulatory strategy that is available for prodrugs, and to amplify the benefits that have been seen in independent, early-stage clinical trials and preclinical studies describing the use of cannabinoids for treatment of neurological and inflammatory conditions. Our focus is especially on eliminating well known side effects of existing therapies, and on treating conditions known to involve the endocannabinoid system and the gastrointestinal tract.

Our primary operations are based in Yuba City, California, where we originally developed our proprietary bioprocessing methods. The Company’s research and development facilities include laboratories and a manufacturing suite that will be used for pharmaceutical-grade production of drug material for clinical trials. These facilities and the company’s operations involving handling and use of controlled substances have been registered with and authorized by the Drug Enforcement Administration (DEA) as well as the Research Advisory Panel of California, a part of the State of California’s Department of Justice.

Product Pipeline

We have produced more than 25 novel cannabosides so far and have patent applications that include composition of matter claims for prodrugs of cannabinoids that have been studied extensively in clinical trials worldwide, including THC and cannabidiol (CBD). Upon successful patent prosecution, protection would extend until 2035 and be available in all major markets worldwide. In addition, we have filed patent applications that seek to protect more broad claims on novel vanilloid glycoside compounds that target TRPV receptors for mediating pain relief, methods of use for TRPV1 agonists to effect neural repair, and based on findings in early 2017, for drug compositions and methods to use cannabinoids to treat gut dysbiosis and drug-resistant C.difficile infections, which colonize the large intestine.

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Cannaboside prodrugs may deliver a variety of benefits over existing cannabinoid therapies, including:

1.	Administration of cannabinoids in a convenient oral formulation;

2.	Targeted delivery of cannabinoids without any psychoactivity or intoxication, which can be achieved through gut-restricted prodrugs that are released in the colon or large intestine and that avoid entry into the bloodstream or brain;

3.	Improved stability, preventing degradation or drug metabolism, enabling larger and more reliable doses of cannabinoids to be delivered to the site of disease; and

4.	Delayed release, enabling long-lasting and overnight relief for patients, rather than having to administer treatment repeatedly throughout the day and requiring additional sleep aids.

VBX-100 is an oral cannaboside and a prodrug of THC, or dronabinol, which was first approved by the US FDA in 1985. MARINOLTM is an approved version of dronabinol that is indicated for treatment of anorexia and chemotherapy-induced nausea and vomiting. VBX-100 is targeted or restricted to the gastrointestinal tract, so it could eliminate the psychoactive effects of THC, which may enable widespread adult use of THC for treatment of gastrointestinal conditions as well as use in patient populations where use of THC is currently limited or avoided, including for treatment of pediatric conditions or for treatment of patients with a history of mental illness. VBX-100 is intended primarily for acute or short-term use, such as for treatment regimens to induce remission of disease flares that occur in pediatric Crohn’s disease or ulcerative colitis, or for use to relieve severe abdominal pain while narcotic bowel syndrome patients reduce or eliminate use of opioid painkillers.

VBX-210 is an oral cannaboside formulation being investigated in preclinical studies for treatment of gastrointestinal conditions. VBX-210 is intended primarily for chronic or long-term use (greater than 6 months per year), including long-term management of irritable bowel syndrome, chronic pain, prevention of colorectal cancer, or maintaining remission of inflammatory bowel disease. We are developing additional cannabinoid product formulations that are intended to provide relief of refractory pain in patients using cannabinoids as an alternative to opioid painkillers, as well as formulations intended to improve the symptoms of autism spectrum disorder.

Products	Treatment Indications	Status

VBX-100	Inflammatory Bowel Disease (inducing remission), Irritable Bowel Syndrome C.difficile-associated Diarrhea and Colitis, Narcotic Bowel Syndrome	Phase 1 Trial to be completed in 1st Half of 2019, and Phase 2 Trials to be initiated in 2nd Half of 2019

VBX-210	Irritable Bowel Syndrome, Chronic Pain, Inflammatory Bowel Disease (maintaining remission), Colorectal Cancer	Preclinical

Additional Cannabinoid Formulations	Refractory Pain, Autism Spectrum Disorder	Discovery

For each of the pharmaceutical candidates in our pipeline, the active cannabinoid pharmaceutical agents have been independently approved by regulatory bodies and there is extensive clinical data already available related to drug safety and effectiveness. Because of this, we will in general benefit from the increased familiarity of clinical investigators and regulators with these compounds, which may enable abbreviated paths towards clinical testing and eventual approval of our pharmaceutical products.

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Our Operations

We believe that our long-term commercial success and profit potential depends in large part on our ability to develop and advance proprietary cannabinoid prodrugs that are strongly differentiated from both medical cannabis and existing cannabinoid drugs, and to do this more quickly, efficiently and effectively than our competitors. Another critical factor that will determine our success is our ability to obtain and enforce patents, maintain protection of trade secrets, and operate our business without infringing the proprietary rights of third parties. As a result, we are dedicated to the continued development and protection of our intellectual property portfolio.

We developed internally and hold exclusive worldwide intellectual property rights related to two U.S. patent applications filed in September and October 2015, titled “Cannabinoid Glycoside Prodrugs and Methods of Synthesis.” In September 2016, an expanded international application was filed under the Patent Cooperation Treaty system, which includes 79 patent claims to almost 200 individual compounds, including but not limited to prodrugs of THC and CBD. In March and April 2018, applications were filed for national and regional prosecution in major pharmaceutical markets worldwide including the U.S., Europe, Japan, Canada, Mexico, Australia, New Zealand, China, and Brazil. For more information, see the “Intellectual Property” section below.

Short Term Development Targets

We plan to complete all necessary preclinical studies for VBX-100 and to complete a Phase 1 clinical trial in the first half of 2019. This first-in-man clinical study will focus primarily on evaluating the clinical pharmacokinetics, safety, and tolerability of VBX-100 in healthy volunteers. Additional endpoints may be analyzed to examine the effects of VBX-100 on GI motility, intestinal permeability, and on the human microbiome. The Phase 1 first-in-human trial is intended to provide safety data sufficient for us to initiate multiple Phase 2 proof-of-concept clinical studies in the second half of 2019, including for treatment of IBD and IBS. We plan to conduct additional preclinical studies on VBX-100 and our other pharmaceutical candidates, as well as sponsor observational clinical studies of cannabinoids for new treatment indications including prevention of colorectal cancer, treatment of refractory pain (opioid substitution therapy), and treatment of autism spectrum disorder.

Short-term development targets include:

●	Complete remaining preclinical studies for VBX-100 including conduct of GLP toxicology studies

●	Obtain regulatory approval from FDA for initiation of a Phase 1 study of VBX-100

●	Complete additional preclinical efficacy studies of VBX-100 including for treatment of autism, visceral pain, and colorectal cancer

●	Through collaborators, initiation of one or more observational clinical studies of systemic cannabinoid therapies, including for treatment of autism spectrum disorder and for treatment of refractory pain (substitution therapy for opioid painkillers)

Additional Operations

In October 2018, we acquired and initiated a specialty health care business named Vitality Healthtech, Inc., which was founded and is led by a team of physicians and psychologists dedicated to use of cannabinoid therapies as an alternative to opiate painkillers. Vitality Healthtech, Inc. is a wholly-owned subsidiary of the Company and the business is focused on the use of cannabinoids for opiate reduction. The Company is developing proprietary treatment regimens and operating health care facilities that enable provision of related health care services for opioid-dependent patients, targeting the more than 10 million Americans currently using opioids for treatment of chronic non-cancer pain. The Company intends to structure the products and services offered by Vitality Healthtech, Inc. such that they will be federally-compliant, enabling access to patients located in all U.S. states. Expansion plans are being developed and the Company expects Vitality Healthtech, Inc. to operate on a cashflow positive basis or better by 2020. The audited financial statements of Vitality Healthtech, Inc. will be filed publicly within 71 days after the date of the report of the acquisition on a Form 8-K, which was filed on October 26, 2018.

Results of Operations

Three Months Ended September 30, 2018 and September 30, 2017

Our net loss during the three months ended September 30, 2018 was $1,220,797 compared to a net loss of $898,520 for the three months ended September 30, 2017. During the three months ended September 30, 2018, we generated $36,505 in revenue and $21,796 in gross profit, compared to $30,976 in revenue and $13,496 in gross profit for the 2017 period. Our revenue in each of the periods presented was earned from the sale of research diagnostic testing kits and chemicals. We expect such sales to continue at approximately the rate during the 2018 period.

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During the three months ended September 30, 2018, we incurred general and administrative expenses in the aggregate amount of $684,273 compared to $601,882 incurred during the three months ended September 30, 2017 (an increase of $82,391). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, financial and administrative contracted services, marketing, consulting costs and travel expenses. A significant portion of these costs is related to the development of our organizational capabilities as a biotechnology company, including costs such as legal and advisory fees related to intellectual property development. The majority of the increase in general and administrative costs in the period relates to stock-based compensation which increased to $250,790 in the period ending September 30, 2018, as compared to $140,075 in the period ending September 30, 2017.

In addition, during the three months ended September 30, 2018, we incurred research and development costs of $505,564, compared to $420,587 during the three months ended September 30, 2017 (an increase of $84,977. This increase resulted from increased laboratory and consulting expenses during the 2018 period.

During the three months ended September 30, 2018, we incurred related party rent and other costs totaling $7,800 compared to $7,800 incurred during the three months ended September 30, 2017.

This resulted in a loss from operations of $1,175,841 during the three months ended September 30, 2018 compared to a loss from operations of $1,016,773 during the three months ended September 30, 2017.

During the three months ended September 30, 2018, we recorded total net other expense in the amount of $44,956, compared to total net other income recorded during the three months ended September 30, 2017 in the amount of $118,253. During the three months ended September 30, 2018, we recorded an expense related to the change in fair value of derivatives of $44,956, compared to a gain of $118,253 during the 2017 quarter. This resulted in a net loss of $1,220,797 during the three months ended September 30, 2018 compared to a net loss of $898,520 during the three months ended September 30, 2017.

The net loss during the three months ended September 30, 2018 compared to the net loss for the three months ended September 30, 2017 is attributable primarily to the higher stock-based compensation and research and development costs in the 2018 period.

Six Months Ended September 30, 2018 and September 30, 2017

Our loss during the six months ended September 30, 2018 was $2,356,016 compared to a net loss of $2,004,873 for the six months ended September 30, 2017. During the six months ended September 30, 2018, we generated $62,833 in revenue and $22,376 in gross profit, compared to $58,019 in revenue and $20,053 in gross profit for the 2017 period. Our revenue in each of the periods presented was earned from the sale of research diagnostic testing kits and chemicals. We expect such sales to continue at approximately the rate during the 2018 period.

During the six months ended September 30, 2018, we incurred general and administrative expenses in the aggregate amount of $1,207,457 compared to $1,275,671 incurred during the six months ended September 30, 2017 (a decrease of $68,214). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, financial and administrative contracted services, marketing, consulting costs and travel expenses. A significant portion of these costs are related to the development of our organizational capabilities as a biotechnology company, including costs such as legal and advisory fees related to intellectual property development. The majority of the decrease in general and administrative costs in the period relates to professional fees which decreased to $129,760 in the period ending September 30, 2018, as compared to $315,929 in the period ending September 30, 2017 offset by stock-based compensation costs which increased to $416,656 in the period ending September 30, 2018, as compared to $323,468 in the period ending September 30, 2017.

In addition, during the six months ended September 30, 2018, we incurred research and development costs of $1,092,986, compared to $827,596 during the six months ended September 30, 2017 (an increase of $265,390). This increase resulted from increased laboratory and consulting expenses during the 2018 period.

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During the six months ended September 30, 2018, we incurred related party rent and other costs totaling $15,600 compared to $15,300 incurred during the six months ended September 30, 2017.

This resulted in a loss from operations of $2,293,667 during the six months ended September 30, 2018 compared to a loss from operations of $2,098,514 during the six months ended September 30, 2017.

During the six months ended September 30, 2018, we recorded total net other expense in the amount of $62,349, compared to total net other income recorded during the six months ended September 30, 2017 in the amount of $93,641. During the six months ended September 30, 2018, we recorded an expense related to the change in fair value of derivatives of $62,349, compared to a gain of $93,641 during the 2017 quarter. This resulted in a net loss of $2,356,016 during the six months ended September 30, 2018 compared to a net loss of $2,004,873 during the six months ended September 30, 2017.

The net loss during the six months ended September 30, 2018 compared to the net loss for the six months ended September 30, 2017 is attributable primarily to the higher research and development costs offset by lower stock-based compensation costs in the 2018 period.

Liquidity and Capital Resources

As of September 30, 2018, we had total current assets of $364,803, which was comprised mainly of cash of $336,680. Our total current liabilities as of September 30, 2018 were $787,864 and consisted of accounts payable and accrued liabilities of $314,673, accounts payable-related party of $7,800, subscriptions received of $250,000 and derivative liability of $215,391. The derivative liability is a non-cash item related to certain of our outstanding warrants as of September 30, 2018. As a result, on September 30, 2018, we had working capital deficit of $423,061.

We have not yet received significant revenues from sales of products or services, and have recurring losses from operations. We have incurred losses since inception resulting in stockholders’ deficit of $423,061 as of September 30, 2018, and further losses are anticipated in the development of our business. These factors raise substantial doubt about our ability to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in its report on the Company’s March 31, 2018 financial statements, has raised substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. Our financial statements included in this report have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. The continuation of our Company as a going concern is dependent upon our Company attaining and maintaining profitable operations and raising additional capital. The financial statements included in this report do not include any adjustments relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our Company discontinue operations.

We estimate that we will have sufficient funds to operate the business for the six months after September 30, 2018. These estimates could differ if we encounter unanticipated difficulties, in which case our current funds may not be sufficient to operate our business for that period. In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

On October 19, 2018, the Company sold 5,666,666 shares of its common stock and warrants to purchase 5,666,666 shares of the Company’s common stock, resulting in net proceeds to the Company of approximately $8,350,000 after deducting fees and expenses of the offering. Additionally, on August 29, 2018, the Company issued and sold 333,334 shares of its common stock and warrants to purchase up to 166,667 shares of the Company’s common stock, at a price of $1.50 per unit, with an exercise price of $2.00 per share. Despite the amount of funds that we have raised, no assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company.

We do not have any firm commitments for future capital. Additional financing may be required to fund our planned operations in future periods, including research and development activities relating to our principal product candidate, seeking regulatory approval of that or any other product candidate we may choose to develop, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies. While at the present the Company is fully funded at least into 2020 to initiate and complete Phase 2 clinical trials of VBX-100, we do not presently have, nor do we expect in the near future to have, revenue to fund our business from our operations, and may need to obtain additional funding from external sources. We may seek to raise such funding from a variety of sources. If we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property that could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, we may not be able to obtain additional financing from any of these sources on commercially reasonable or acceptable terms when needed, or at all. If we cannot raise the money that we need in order to continue to operate and develop our business, we will be forced to delay, scale back or eliminate some or all of our operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

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Net Cash Used in Operating Activities

We have not generated positive cash flows from operating activities. For the six months ended September 30, 2018, net cash used in operating activities was $1,069,610 compared to net cash used in operating activities of $1,332,280 for the six months ended September 30, 2017. This increase was primarily attributable to an increase in the fair value of vested stock options. Net cash used in operating activities during the six months ended September 30, 2018 consisted primarily of a net loss of $2,356,016, offset by $997,431 related to stock-based compensation and change in fair value of derivative liability of $62,349. Net cash used in operating activities during the six months ended September 30, 2017 consisted primarily of a net loss of $2,004,873, offset by $629,097 related to stock-based compensation.

Net Cash Used in Investing Activities

During the six months ended September 30, 2018 and September 30, 2017, no net cash was used in or provided by investing activities.

Net Cash Provided By Financing Activities

During the six months ended September 30, 2018, net cash provided by financing activities was $750,000, consisting of $500,000 in proceeds from the sale of common stock and warrants and $250,000 from subscriptions received. During the six months ended September 30, 2017, cash provided by financing activities was $995,001 in proceeds from the sale of common stock and warrants.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes included in this report have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from the estimates made by management.

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We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our consolidated financial statements included in this report:

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumption by management include, among others, the fair value of shares issued for services, the fair value of options and warrants, and assumptions used in the valuation of our outstanding derivative liabilities.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the Financial Accounting Standards Board (FASB”) Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company’s statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, we use a probability weighted average Black-Scholes-Merton model to value the derivative instruments at inception and on subsequent valuation dates through the June 30, 2018 reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Recent Accounting Pronouncements

Please refer to Footnote 1 of the accompanying financial statements for management’s discussion of recent accounting pronouncements

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Not Applicable.

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Item 4. Controls and Procedures

Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive and financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the end of the period covered by this report. Based on this evaluation, our principal executive and financial officer concluded that as of September 30, 2018, these disclosure controls and procedures were not effective to ensure that the information required to be disclosed by our Company in reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission (“SEC”), including that such information is accumulated and communicated to our management, including our principal executive and financial officer, as appropriate to allow timely decisions regarding required disclosures .. The conclusion that our disclosure controls and procedures were not effective was due to the presence of material weaknesses in our internal control over financial reporting, as that term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, as previously disclosed in Item 9A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2018. In light of the material weaknesses identified by management, we performed additional analyses and procedures in order to conclude that our condensed financial statements for the interim period ended September 30, 2018 are fairly presented, in all material respects, in accordance with GAAP.

Description of Material Weaknesses and Management’s Remediation Initiatives

As of the date of this report, our remediation efforts continue related to each of the material weaknesses that we have identified in our internal control over financial reporting and additional time and resources will be required in order to fully address these material weaknesses. We have not been able to complete all actions necessary and test the remediated controls in a manner that would enable us to conclude that such controls are effective. We are committed to implementing the necessary controls to remediate the material weaknesses described below, as and when resources permit. These material weaknesses will not be considered remediated until (1) the new processes are designed, appropriately controlled and implemented for a sufficient period of time and (2) we have sufficient evidence that the new processes and related controls are operating effectively. The following is a list of the material weaknesses identified by management as of September 30, 2018:

Insufficient segregation of duties in our finance and accounting functions due to limited personnel. During the three months ended September 30, 2018, we internally performed all aspects of our financial reporting process, including, but not limited to, access to the underlying accounting records and systems, the ability to post and record journal entries and responsibility for the preparation of the financial statements. Due to the fact that these duties were often performed by the same person, there was a lack of review over the financial reporting process that might result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statements and related disclosures as filed with the SEC. This could result in a material misstatement to our interim or annual financial statements that would not be prevented or detected.

Changes in Internal Control over Financial Reporting

We are currently considering adding additional independent members to our board of directors and adding accounting personnel to our staff in connection with the ongoing efforts to remediate the material weaknesses described above, but no specific progress has been made on these goals or other remediation efforts during the three months ended September 30, 2018. As a result, other than the change described here and the ongoing remediation efforts identified above, there were no changes in our internal control over financial reporting during the three months ended September 30, 2018, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations on Internal Control

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple errors. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. In addition, projections of any evaluation of effectiveness to future periods are subject to risks that controls that are effective at one date may subsequently become inadequate because of changes in conditions or because the degree of compliance with the policies or procedures may deteriorate.

23

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently a party to and our properties are not currently the subject of any material pending legal proceedings the adverse outcome of which, individually or in the aggregate, would be expected to have a material adverse effect on our financial position or results of operations.

Item 1A. Risk Factors

Please refer to the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on June 28, 2018.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 6. Exhibits

Exhibit Number	Description of Exhibit

3.1.1	Articles of Incorporation of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.1.2	Articles of Merger, effective October 10, 2011 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.3	Certificate of Change, effective October 10, 2011 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.2.1	Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.2.2	Certificate of Amendment of Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 7, 2012.)

4.1	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on September 4, 2018.)

4.2	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 23, 2018.)

10.1	Securities Purchase Agreement, dated August 29, 2018 by and among Vitality Biopharma, Inc., and the Purchaser listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on September 4, 2018.)

10.2	Securities Purchase Agreement, dated October 19, 2018 by and among Vitality Biopharma, Inc., and the Purchasers listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 23, 2018.)

10.3	Securities Exchange Agreement, dated October 19, 2018 by and among Vitality Biopharma, Inc., and the Shareholders listed on the signature pages thereto (Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 23, 2018.)

31.1	Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934*

32.1	Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

101.INS	XBRL Instance Document *

101.SCH	XBRL Taxonomy Extension Schema Document *

101.CAL	XBRL Taxonomy Extension Calculation Linkbase *

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document *

101.LAB	XBRL Taxonomy Extension Label Linkbase Document *

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document *

* Furnished herewith.

24

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VITALITY BIOPHARMA, INC.

By:	/s/ Robert Brooke
Robert Brooke
Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Date: November 14, 2018

25

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1.1	Articles of Incorporation of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.1.2	Articles of Merger, effective October 10, 2011 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.3	Certificate of Change, effective October 10, 2011 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.2.1	Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.2.2	Certificate of Amendment of Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 7, 2012.)

4.1	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on September 4, 2018.)

4.2	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 23, 2018.)

10.1	Securities Purchase Agreement, dated August 29, 2018 by and among Vitality Biopharma, Inc., and the Purchaser listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on September 4, 2018.)

10.2	Securities Purchase Agreement, dated October 19, 2018 by and among Vitality Biopharma, Inc., and the Purchasers listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 23, 2018.)

10.3	Securities Exchange Agreement, dated October 19, 2018 by and among Vitality Biopharma, Inc., and the Shareholders listed on the signature pages thereto (Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 23, 2018.)

31.1	Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1934*

32.1	Certification of Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) Pursuant to Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

101.INS	XBRL Instance Document *

101.SCH	XBRL Taxonomy Extension Schema Document *

101.CAL	XBRL Taxonomy Extension Calculation Linkbase *

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document *

101.LAB	XBRL Taxonomy Extension Label Linkbase Document *

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document *

* Furnished herewith.

26

Exhibit 31.1

CERTIFICATION

I, Robert Brooke , certify that:

1.	I have reviewed this report on Form 10-Q for the quarterly period ended September 30, 2018 of Vitality Biopharma, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of the internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2018

Name:	/s/ Robert Brooke
By:	Robert Brooke
Title:	Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned officer of Vitality Biopharma, Inc. (the “Company”), hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his knowledge, the Quarterly Report on Form 10-Q for the period ended June 30, 2018, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the information contained in the Quarterly Report on Form 10-Q fairly presents in all material respects the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

/s/ Robert Brooke
Robert Brooke
Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Date: November 14, 2018

This certification accompanies this Quarterly Report on Form 10-Q pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed filed by the Company for purposes of Section 18 of the Exchange Act. Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.